UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2010

THE DRESS BARN, INC.
(Exact name of registrant as specified in its charter)

Connecticut
(State or other Jurisdiction of Incorporation)

0-11736	06-0812960
(Commission File Number)	(I.R.S. Employer Identification No.)

30 Dunnigan Drive, Suffern, New York	10901

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (845) 369-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2010, Tween Brands, Inc. (“Tween”), a wholly-owned subsidiary of The Dress Barn, Inc. (the “Company”), entered into an amended and restated employment agreement (the “Employment Agreement”) with Michael W. Rayden, Chief Executive Officer of Tween.  The Company is also a party to the Employment Agreement, but solely with respect to certain provisions, including provisions involving equity compensation, long term incentive bonuses and performance bonuses.

The Employment Agreement supersedes and replaces the Employment Agreement between Mr. Rayden and Tween, effective as of December 3, 2008, the Executive Agreement between Mr. Rayden and Tween, effective as of December 3, 2008 (the “Prior Executive Agreement”), and the Letter Agreement between Mr. Rayden and the Company dated June 24, 2009 (collectively, the “Prior Agreements”) in their entirety.  The Employment Agreement is intended to set forth the continuing terms of Mr. Rayden’s employment with Tween in a single document, preserve Mr. Rayden’s rights and entitlements under the Prior Agreements, and make certain changes to the terms of Mr. Rayden’s employment with Tween that are designed, among other things, to incentivize and retain Mr. Rayden.  The key changes are as described below.

•
Equity Grants.  The Employment Agreement provides that Mr. Rayden is eligible to receive equity compensation as determined by the Compensation and Stock Incentive Committee of the Board of Directors of the Company (the “Compensation Committee”), in its sole discretion, including an annual equity award in the form determined by the Compensation Committee which will have the same value as any annual equity award made in the normal course to the Chief Executive Officer of the Company.  In addition, Mr. Rayden is entitled to accelerated vesting of his restricted stock and continued vesting of his options upon termination pursuant to his satisfaction of the Company’s “Rule of 75” Policy (i.e., age plus service, taking into account service with Tween, equals 75) on March 25, 2010.

•
LTIP Bonus.  Mr. Rayden is eligible to participate in The Dress Barn, Inc. Long Term Incentive Plan (the “LTIP”) with a target bonus equal to 120% of base salary, provided that the payout, if any, under the LTIP for the initial period from January 24, 2010 through July 31, 2010 will be multiplied by thirty over thirty-six (30/36).  Any amounts payable to Mr. Rayden under the LTIP will be made in the form of restricted shares of the Company, which restricted shares will be fully vested on the date of grant in accordance with Mr. Rayden’s satisfaction of the Rule of 75 Policy.

•
Performance Bonus.  Mr. Rayden is eligible to receive a long term performance-based bonus in an amount equal to 10% of the sum of Tween’s positive incremental and negative decremental actual EBITDA performance versus target EBITDA goals (as approved by the Compensation Committee) over each semi-annual period occurring in the five and one-half year performance period (all of which semi-annual target EBITDA goals for such five and one-half year performance period have already been approved by the Compensation Committee), or if shorter, the duration of Mr. Rayden’s employment, which bonus is payable upon completion of the applicable performance period.

•
Severance; Restrictive Covenants.  Consistent with the Prior Executive Agreement, upon any termination of Mr. Rayden’s employment, other than a termination by Tween for “Cause” (as defined in the Employment Agreement), Mr. Rayden is entitled to a lump sum payment in the amount of $9,106,365 (the “Severance Payment”), subject to his execution of a release.  The Severance Payment reflects the value of the cash severance amounts and other termination benefits payable to Mr. Rayden under the Prior Executive Agreement, and will, upon Mr. Rayden’s qualifying termination, be held in a rabbi trust until the six month anniversary of Mr. Rayden’s termination date, or if earlier, his death (at which time Mr. Rayden will be entitled to receive the amount held in trust, any earnings thereon, and the difference between such earnings and $400,000).  Upon Mr. Rayden’s termination of employment for any reason, including as a result of non-renewal, Mr. Rayden is subject to certain restrictive covenants, including two-year non-competition and non-solicitation restrictive covenants.

•
Benefits.  Consistent with the Prior Agreements, Mr. Rayden will be entitled to participate in benefit plans, practices and programs maintained by Tween and made available to similarly situated executives generally from time to time.  In addition, for the duration of the term of the Employment Agreement, Mr. Rayden will continue to be entitled to limited use of Tween’s aircraft, subject to the terms and conditions disclosed in Tween’s proxy statement filed April 4, 2009.

•
Other Provisions.  The other provisions of the Employment Agreement, including the term of the Employment Agreement, the base salary and certain other provisions, are consistent with the Prior Agreements (which have not expired, and, but for the Employment Agreement, would continue in full force and effect).

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

Item 9.01              Financial Statements and Exhibits

(c)           Exhibits:

10.1	Employment Agreement, effective April 23, 2010, by and between Tween Brands, Inc. and Michael W. Rayden.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE DRESS BARN, INC.
(Registrant)

Date:  April 29, 2010

/s/ Armand Correia
Armand Correia
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)